                                                                   Exhibit 11.1

                        MDSI MOBILE DATA SOLUTIONS INC.

                      COMPUTATION OF LOSS PER COMMON SHARE
                        (EXPRESSED IN CANADIAN DOLLARS)


                                                           YEARS ENDED DECEMBER 31,
                                                  -----------------------------------------
                                                       1997          1996           1995
                                                  ------------   -----------    -----------

Net loss for the year attributable to
  basic loss per common share                     $(11,547,036)  $(6,014,129)   $(1,532,761)
                                                  ============   ===========    ===========
Net loss for the year attributable to
  diluted loss per common share(1)                $(11,547,036)  $(5,981,713)   $(1,499,885)
                                                  ============   ===========    ===========
Weighted average number of basic
  shares outstanding                                 6,261,001     4,151,751      1,594,715
Common stock equivalent shares
  Stock options                                             --       201,069        193,474
  Loan notes                                                --        86,287        466,753
  Special warrants                                          --       280,000        280,000
  Share purchase warrants                                   --        14,429         12,084
  Common shares issued in the twelve
    months prior to the initial
    public offering(2)                                      --        36,252      2,455,246
  Other potentially dilutive securities
    (convertible debentures)(2)                             --        85,691        114,255
                                                  ------------   -----------    -----------
Weighted average number of diluted
  shares outstanding                                 6,261,001     4,855,479      5,116,527
                                                  ============   ===========    ===========
Basic loss per common share(2)                    $      (1.84)  $     (1.24)   $     (0.30)
                                                  ============   ===========    ===========
Diluted loss per common share(2)                  $      (1.84)  $     (1.23)   $     (0.29)
                                                  ============   ===========    ===========

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(1)  Net loss attributable to diluted loss per common share is adjusted for interest and related taxes on the Company's convertible debentures as if they were converted at the beginning of the years ended December 31, 1996 and 1995, respectively.

(2) For the periods to September 30, 1996, prior to the Company's initial public offering, all common equivalent shares and other potentially dilutive securities that were issued within twelve months of the initial public offering and whose exercise price or conversion ratio is less than the estimated initial public offering price (using the treasury stock method for stock options and share purchase warrants) are treated as outstanding for all periods. In addition, common shares issued within twelve months of the initial public offering are treated as outstanding for all periods presented.